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FOR IMMEDIATE RELEASE	CONTACT
Hudson Valley Holding Corp.	James J. Landy
21 Scarsdale Road	President & CEO
Yonkers, NY 10707	(914) 771-3230
Stephen R. Brown Sr. EVP, CFO & Treasurer (914) 771-3212

HUDSON VALLEY HOLDING CORP ANNOUNCES EARNINGS
FOR THE FIRST QUARTER OF 2010

Yonkers, NY, April 28, 2010... Hudson Valley Holding Corp. (NASDAQ:HUVL), parent of Hudson Valley Bank, has announced earnings of $4.9 million for the first quarter of 2010, compared to $6.6 million for the same period in 2009, and $5.2 million for the fourth quarter of 2009. Diluted earnings per share totaled $0.30 for the first quarter of 2010, compared to $0.55 for the same period in 2009 and $0.34 for the fourth quarter of 2009. The first quarter 2010 results reflected consistent core business performance as well as continued challenges related to the growth in and resolution of problem assets.

James J. Landy, President and Chief Executive Officer stated, “The challenges of 2009 continued into the first quarter of 2010.” Mr. Landy added, “Our core business continues to perform well. We had solid deposit growth during the first quarter with an increase of $112 million, or 5.2%. We believe that our liquidity is robust, our capital is strong and our balance sheet is well positioned for any increase in interest rates. Loan demand has moderated somewhat, however, we remain focused on originating quality loans within our primary market and niches. We are also adding a competitive multi-family product, an area of the lending market where we see continued strong credits.”

Mr. Landy said, “Attention to asset quality is a primary mission. While we have experienced an increase in non-accrual loans during the first quarter of 2010, we are seeing indications of economic improvement within our market area. We believe that asset quality improvement typically lags general economic improvement.”

Net income for the three month period ended March 31, 2010 was $4.9 million or $0.30 per diluted share, a decrease of $1.7 million or 25.8 percent compared to $6.6 million or $0.55 per diluted share for the three month period ended March 31, 2009. Per share amounts for the 2009 periods have been adjusted to reflect the effects of the 10% stock dividend issued in December 2009. The decline in net income for the three month period ended March 31, 2010, compared to the same period in the prior year, resulted primarily from sharply higher provisions for loan losses and higher charges for impairment of certain investments, partially offset by significant increases in investment advisory fee income and deposit service charges. The increases in the provision for loan losses and impairment charges reflect a continuing negative impact on the Company’s asset quality resulting from the effects of the current economic downturn.

Total deposits increased $112.3 million during the three month period ended March 31, 2010. The Company experienced growth in both new and existing customers, including growth from new branches added during 2008 and 2009 and from seasonal increases in municipal demand deposits. Proceeds from deposit growth were retained in liquid assets, primarily interest earning bank deposits.

Total loans decreased $16.5 million during the three month period ended March 31, 2010. This decline resulted from a number of factors including decreased loan demand, charge offs and pay downs of existing loans. The Company has continued to experience a slowdown in payments of certain loans, such as construction loans, whose repayment is often dependent on sales of completed properties, as well as additional increases in delinquent and nonperforming loans in other sectors of the loan portfolio, all of which have been adversely impacted by the economic downturn and decline in the real estate market. The Company, however, continues to provide lending availability to both new and existing customers.

The Company’s noninterest income increased slightly for the three month period ended March 31, 2010, compared to the same period in the prior year, primarily as a result of an increase in investment advisory fees. Fee income from this source increased primarily as a result of the effects of recent significant improvement in both domestic and international equity markets. Assets under management were approximately $1.3 billion at March 31, 2010 and $1.0 billion at March 31, 2009. The overall increase in noninterest income also included growth in deposit service charges, partially offset by an increase in recognized impairment charges related to the Company’s investments in certain pooled trust preferred securities which continue to be adversely affected by the effects of the current economic downturn on the financial services industry.

Nonperforming assets, which include nonaccrual loans, accruing loans delinquent over 90 days and other real estate owned, increased to $85.1 million at March 31, 2010, compared to $66.7 million at December 31, 2009, as overall asset quality continued to be adversely affected by the current state of the economy and the real estate market. Although there is growing evidence that the current economic downturn may have begun to turn around, increases in delinquent and nonperforming loans, slowdowns in repayments and declines in the loan-to-value ratios on existing loans continued during the first quarter of 2010. Despite recent improvement in most economic indicators, the Company’s loan portfolio continues to be adversely impacted by the effects of severe declines in the demand for and values of virtually all commercial and residential real estate properties. These declines, together with the limited availability of residential mortgage financing, resulted in continued downward pressure on the overall asset quality of the Company’s loan portfolio during the first quarter of 2010. Continuation or worsening of such conditions would have additional adverse effects on asset quality in the future.

During 2009, the Company was able to repay maturing long-term borrowings, all of its brokered certificates of deposit and non-customer related short-term borrowings with liquidity provided primarily by core deposit growth and planned utilization of run-off from our investment securities. During the first quarter of 2010, liquidity from deposit growth was retained in the Company’s short-term liquidity portfolios, available to fund future loan growth. With interest rates remaining at historical low levels, this increase in liquidity has contributed to the margin compression.

As a result of the aforementioned activity in the Company’s core businesses of loans and deposits and other asset/liability management activities, tax equivalent basis net interest income declined slightly by $0.4 million or 1.4 percent to $29.1 million for the three month period ended March 31, 2010, compared to $29.5 million for the same period in the prior year. The effect of the adjustment to a tax equivalent basis was $0.9 million for the three month period ended March 31, 2010, compared to $1.1 million for the same period in the prior year.

Non interest income, excluding net realized gains and losses on securities transactions and recognized impairment charges on securities available for sale, was $4.5 million for the three month period ended March 31, 2010, an increase of $0.4 million or 9.8 percent compared to $4.1 million for the same period in the prior year. The increase was primarily due to an increase in investment advisory fees. Investment advisory fee income has increased as a result of recent general improvement in performance in the global financial markets as well as new business development efforts. Non interest income also included recognized pre-tax impairment charges on securities available for sale of $1.8 million and $1.4 million, respectively, for the three month periods ended March 31, 2010 and 2009. The impairment charges were related to the Company’s investments in pooled trust preferred securities. The Company has decided to hold its investments in pooled trust preferred securities as it does not believe that the current market quotes for these investments are indicative of their underlying value. The pooled trust preferred securities are primarily backed by various U.S. financial institutions many of which are experiencing severe financial difficulties as a result of the current economic downturn. Continuation of these conditions may result in additional impairment charges on these securities in the future.

Non interest expense was $18.5 million for the three month period ended March 31, 2010, an increase of $0.1 million or 0.5 percent compared to $18.4 million for the same period in the prior year. Increases in non interest expense resulting from the Company’s continued investment in its branch offices, technology and personnel to accommodate growth in loans and deposits, the expansion of services and products available to new and existing customers and the upgrading of certain internal processes were significantly offset by cost saving measures implemented by the Company during 2009 and continued into 2010. Increases in non interest expense for the three month period ended March 31, 2010, compared to the same period in the prior year, were also partially offset by lower FDIC deposit insurance premiums. Additional premiums imposed by the FDIC in 2009 to replenish shortfalls in the FDIC Insurance Fund have not as yet been imposed to the same degree in 2010. However, additional premium increases and special assessments may continue to be imposed by the FDIC in the future.

The Office of the Comptroller of the Currency (OCC), which is the primary federal regulator of the Bank, has directed greater scrutiny to banks with higher levels of commercial real estate loans. During the fourth quarter of 2009, the OCC required Hudson Valley Bank (HVB) to maintain, by December 31, 2009, a total risk-based capital ratio of at least 12.0%, a Tier 1 risk-based capital ratio of at least 10.0%, and a Tier 1 leverage ratio of at least 8.0%. These capital levels are in excess of “well capitalized” levels generally applicable to banks under current regulations. The Company and HVB have continuously exceeded these required regulatory capital ratios since December 31, 2009.

As previously announced we will be holding a first quarter earnings conference call Wednesday, April 28, 2010 at 10:00 AM EDT — Conference ID 439517: Domestic (toll free): 1-800-860-2442 or International (toll) +1-412-858-4600.

A replay of the call will be available 1 hour from the close of the conference through May 10, 2010 at 9:00 AM EDT — Conference Number: 439517: US Toll Free: 1-877-344-7529; International Toll: 1-412-317-0088. Participants will be required to state their name and company upon entering call.

The Company webcast will be available live at 10:00 AM EDT, and archived after the call, through our website at www.hudsonvalleybank.com.

##

About Hudson Valley Holding Corp.

Hudson Valley Holding Corp. (HUVL), headquartered in Yonkers, NY, is the parent company of Hudson Valley Bank (HVB). Hudson Valley Bank is a Westchester based bank with more than $2.8 billion in assets, serving the metropolitan area with 36 branches located in Westchester, Rockland, the Bronx, Manhattan, Queens and Brooklyn in New York and Fairfield County and New Haven County, in Connecticut. HVB specializes in providing a full range of financial services to businesses, professional services firms, not-for-profit organizations and individuals; and provides investment management services through a subsidiary, A. R. Schmeidler & Co., Inc. Hudson Valley Holding Corp.’s common stock is traded on the NASDAQ Global Select Market under the ticker symbol “HUVL”. Additional information on Hudson Valley Bank can be obtained on their web-site at www.hudsonvalleybank.com.

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This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. These statements relate to future events or our future financial performance. We have attempted to identify forward-looking statements by terminology including “anticipates,” “believes,” “can,” “continue,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “should” or “will” or the negative of these terms or other comparable terminology. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, level of activity, performance or achievements to be materially different from our future results, level of activity, performance or achievements expressed or implied by these forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to:

•	a continued or unexpected decline in the economy in the New York Metropolitan area;

•	increases in loan losses or in the level of nonperforming loans;

•	unexpected increases in our allowance for loan losses;

•	our failure to maintain required regulatory capital levels;

•	further declines in value in our investment portfolio;

•	a continued or unexpected decline in real estate values within our market areas;

•	higher than expected FDIC insurance premiums;

•	unexpected changes in interest rates;

•	additional regulatory oversight which may require us to change our business model;

•	the imposition on us of liabilities under federal or state environmental laws;

•	those risk factors identified in our SEC filings, including our Form 10-K for the year ended December 31, 2009.

Forward looking statements speak only as of the date such statements are made. The Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

HUDSON VALLEY HOLDING CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
For the three months ended March 31, 2010 and 2009
Dollars in thousands, except per share amounts

	Three Months Ended
	March 31,
	2010	2009
Interest Income:
Loans, including fees	$27,564	$27,017
Securities:
Taxable	3,687	5,447
Exempt from Federal income taxes	1,710	2,157
Federal funds sold	42	10
Deposits in banks	93	5

Total interest income	33,096	34,636

Interest Expense:
Deposits	3,335	3,836
Securities sold under repurchase agreements and other short-term borrowings	77	314
Other borrowings	1,498	2,101

Total interest expense	4,910	6,251

Net Interest Income	28,186	28,385
Provision for loan losses	5,582	2,965

Net interest income after provision for loan losses	22,604	25,420

Non Interest Income:
Service charges	1,803	1,613
Investment advisory fees	2,225	1,887
Recognized impairment charge on securities available for sale (includes $1,757 and $1,625 of total losses in 2010 and 2009, respectively, less $15 of gains and $188 of losses on securities available for sale, recognized in other comprehensive income in 2010 and 2009, respectively)	(1,772)	(1,437)
Realized gains on securities available for sale, net	68	—
Other income	469	587

Total non interest income	2,793	2,650

Non Interest Expense:
Salaries and employee benefits	9,872	9,803
Occupancy	2,185	2,117
Professional services	1,315	1,059
Equipment	966	994
Business development	562	549
FDIC assessment	1,088	1,552
Other operating expenses	2,466	2,375

Total non interest expense	18,454	18,449

Income Before Income Taxes	6,943	9,621
Income Taxes	2,088	3,029

Net Income	$4,855	$6,592

Basic Earnings Per Common Share (1)	$0.30	$0.56
Diluted Earnings Per Common Share (1)	0.30	0.55
(1) 2009 per share amounts have been restated to reflect the effects of the 10% stock dividend issued in December 2009.

HUDSON VALLEY HOLDING CORP. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS (UNAUDITED)
March 31, 2010 and December 31, 2009
In thousands, except per share and share amounts

	March 31,	December 31,
	2010	2009
ASSETS
Cash and non interest earning due from banks	$39,168	$39,321
Interest earning due from banks	251,193	127,659
Federal funds sold	71,646	51,891
Securities available for sale at estimated fair value (amortized cost of $511,394 in 2010 and $500,340 in 2009)	514,850	500,635
Securities held to maturity at amortized cost (estimated fair value of $21,134 in 2010 and $22,728 in 2009)	19,996	21,650
Federal Home Loan Bank of New York (FHLB) Stock	8,470	8,470
Loans (net of allowance for loan losses of $39,363 in 2010 and $38,645 in 2009)	1,755,981	1,772,645
Accrued interest and other receivables	15,896	15,200
Premises and equipment, net	29,640	30,383
Other real estate owned	6,937	9,211
Deferred income taxes, net	21,332	20,957
Bank owned life insurance	24,857	24,458
Goodwill	23,842	23,842
Other intangible assets	3,070	3,276
Other assets	17,321	15,958

TOTAL ASSETS	$2,804,199	$2,665,556

LIABILITIES
Deposits:
Non interest-bearing	$706,687	$686,856
Interest-bearing	1,578,251	1,485,759

Total deposits	2,284,938	2,172,615
Securities sold under repurchase agreements and other short-term borrowings	71,822	53,121
Other borrowings	123,776	123,782
Accrued interest and other liabilities	26,661	22,360

TOTAL LIABILITIES	2,507,197	2,371,878

STOCKHOLDERS’ EQUITY
Common stock, $0.20 par value; authorized 25,000,000 shares; outstanding 16,025,792 and 16,016,738 shares in 2010 and 2009, respectively	3,465	3,463
Additional paid-in capital	346,473	346,297
Retained earnings	3,463	2,294
Accumulated other comprehensive income (loss), net	1,165	(812)
Treasury stock, at cost; 1,299,414 shares in 2010 and 2009	(57,564)	(57,564)

Total stockholders’ equity	297,002	293,678

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,804,199	$2,665,556

HUDSON VALLEY HOLDING CORP. AND SUBSIDIARIES

Average Balances and Interest Rates

The following table sets forth the average balances of interest earning assets and interest bearing liabilities for the three month periods ended March 31, 2010 and 2009, as well as total interest and corresponding yields and rates.

	(Dollars in thousands)
	Three Months Ended March 31,
	2010			2009
(Unaudited)	Average	Interest(3)	Yield/	Average	Interest(3)	Yield/
	Balance		Rate	Balance		Rate

ASSETS
Interest earning assets:
Deposits in Banks	$181,154	$93	0.21%	$7,893	$5	0.25%
Federal funds sold	88,102	42	0.19%	5,606	10	0.71%
Securities:(1)
Taxable	362,191	3,687	4.07%	474,535	5,447	4.59%
Exempt from federal income taxes	169,939	2,631	6.19%	204,462	3,318	6.49%
Loans, net(2)	1,758,302	27,564	6.27%	1,696,565	27,017	6.37%

Total interest earning assets	2,559,688	34,017	5.32%	2,389,061	35,797	5.99%

Non interest earning assets:
Cash & due from banks	42,009			41,449
Other assets	141,787			115,977

Total non interest earning assets	183,796			157,426

Total assets	$2,743,484			$2,546,487

LIABILITIES AND STOCKHOLDERS’ EQUITY
Interest bearing liabilities:
Deposits:
Money market	$889,697	$2,180	0.98%	$680,092	$2,220	1.31%
Savings	112,779	128	0.45%	95,796	115	0.48%
Time	207,127	674	1.30%	313,109	1,306	1.67%
Checking with interest	328,819	353	0.43%	182,106	195	0.43%
Securities sold under repo & other s/t borrowings	66,071	77	0.47%	195,122	314	0.64%
Other borrowings	123,777	1,498	4.84%	196,810	2,101	4.27%

Total interest bearing liabilities	1,728,270	4,910	1.14%	1,663,035	6,251	1.50%

Non interest bearing liabilities:
Demand deposits	693,881			651,138
Other liabilities	25,189			29,143

Total non interest bearing liabilities	719,070			680,281

Stockholders’ equity(1)	296,144			203,171

Total liabilities and stockholders’ equity	$2,743,484			$2,546,487

Net interest earnings		$29,107			$29,546

Net yield on interest earning assets			4.55%			4.95%

(1)	Excludes unrealized gains (losses) on securities available for sale. Management believes that this presentation more closely reflects actual performance, as it is more consistent with the Company’s stated asset/liability management strategies, which have not resulted in significant realization of temporary market gains or losses on securities available for sale which were primarily related to changes in interest rates. Effects of these adjustments are presented in the table below.

(2)	Includes loans classified as non-accrual.

(3)	The data contained in the table has been adjusted to a tax equivalent basis, based on the Company’s federal statutory rate of 35 percent. Management believes that this presentation provides comparability of net interest income and net interest margin arising from both taxable and tax-exempt sources and is consistent with industry practice and SEC rules. Effects of these adjustments are presented in the table below.

HUDSON VALLEY HOLDING CORP. AND SUBSIDIARIES
Average Balances and Interest Rates
Non-GAAP Reconciliation to GAAP
	Three Months Ended
	March 31
	2010	2009
Total interest earning assets:
As reported	$2,562,904	$2,386,544
Unrealized gain (loss) on securities
available-for-sale (1)	3,216	(2,517)

Adjusted total interest earning assets	$2,559,688	$2,389,061

Net interest earnings:
As reported	$28,186	$28,385
Adjustment to tax equivalency basis (2)	921	1,161

Adjusted net interest earnings	$29,107	$29,546

Net yield on interest earning assets:
As reported	4.40%	4.76%
Effects of (1) and (2) above	0.15%	0.19%

Adjusted net interest earnings	4.55%	4.95%

HUDSON VALLEY HOLDING CORP. AND SUBSIDIARIES
Financial Highlights
First Quarter 2010
Dollars in thousands, except per share amounts
	3 mos end	3 mos end
	Mar 31	Mar 31
	2010	2009

Earnings:
Net Interest Income	$28,186	$28,385
Non Interest Income	$2,793	$2,650
Non Interest Expense	$18,454	$18,449
Net Income	$4,855	$6,592
Net Interest Margin	4.40%	4.76%
Net Interest Margin (FTE)	4.55%	4.95%
Diluted Earnings Per Share (1)	$0.30	$0.55
Dividends Per Share (1)	$0.23	$0.43
Return on Average Equity	6.52%	13.07%
Return on Average Assets	0.71%	1.04%
Average Balances:
Average Assets	$2,746,700	$2,543,970
Average Net Loans	$1,758,302	$1,696,565
Average Investments	$532,130	$678,997
Average Interest Earning Assets	$2,562,904	$2,386,544
Average Deposits	$2,232,303	$1,922,241
Average Borrowings	$189,848	$391,932
Average Interest Bearing Liabilities	$1,728,270	$1,663,035
Average Stockholders’ Equity	$297,941	$201,730
Asset Quality — During Period:
Provision for Loan Losses	$5,582	$2,965
Net Charge offs	$4,863	$1,303
Annualized Net Charge offs / Average Net Loans	1.11%	0.31%

(1) 2009 per share amounts have been restated to reflect the effects of the 10% stock dividend issued in December 2009.

HUDSON VALLEY HOLDING CORP. AND SUBSIDIARIES
	Selected Financial Data (Unaudited)
	First Quarter 2010
(Dollars in thousands except per share amounts)
	Mar 31	Dec 31	Sep 30	Jun 30	Mar 31
Selected Balance Sheet Data	2010	2009	2009	2009	2009

Period End Balances:
Total Assets	$2,804,199	$2,665,556	$2,578,790	$2,562,048	$2,546,200
Total Investments	$534,846	$522,285	$548,123	$520,102	$629,153
Net Loans	$1,755,981	$1,772,645	$1,750,917	$1,746,190	$1,715,856
Goodwill and Other Intangible Assets	$26,912	$27,118	$24,414	$24,620	$24,825
Total Deposits	$2,284,938	$2,172,615	$2,169,811	$2,135,247	$2,059,615
Total Stockholders’ Equity	$297,002	$293,678	$200,718	$194,751	$199,374
Common Shares Outstanding (1)	16,025,792	16,016,738	11,612,209	11,628,628	11,660,276
Book Value Per Share (1)	$18.53	$18.34	$17.29	$16.75	$17.10
Tier 1 Leverage Ratio	9.9%	10.2%	6.9%	6.8%	6.9%
Tier 1 Risk Based Capital Ratio	14.2%	13.9%	9.2%	9.0%	9.3%
Total Risk Based Capital Ratio	15.3%	15.2%	10.5%	10.2%	10.6%
Loan Categories:
Commercial Real Estate	$792,447	$783,597	$745,406	$731,927	$676,263
Construction	247,679	255,660	261,827	274,039	266,983
Residential	445,107	454,532	454,326	453,182	434,516
Commercial and Industrial	265,761	274,860	282,513	279,400	328,462
Individuals	29,361	26,970	26,824	25,887	18,775
Lease Financing	19,569	20,810	19,800	20,660	19,963

Total Loans	$1,799,924	$1,816,429	$1,790,696	$1,785,095	$1,744,962

Asset Quality — Period End:
Allowance for Loan Losses	$39,363	$38,645	$34,845	$34,177	$24,199
Nonaccrual Loans	$69,686	$50,590	$39,872	$41,308	$27,859
Loans 90 Days or More Past Due Accruing	$8,504	$6,941	$20,878	$11,039	$5,885
Other Real Estate Owned	$6,937	$9,211	$5,063	$7,188	$5,455
Allowance / Total Loans	2.19%	2.13%	1.95%	1.91%	1.39%
Nonaccrual / Total Loans	3.87%	2.79%	2.23%	2.31%	1.60%
Nonaccrual + 90 Day Past Due / Total Loans	4.34%	3.17%	3.39%	2.93%	1.93%
Nonaccrual + OREO / Total Assets	2.73%	2.24%	1.74%	1.89%	1.31%
	3 mos end	3 mos end	3 mos end	3 mos end	3 mos end
	Mar 31	Dec 31	Sep 30	Jun 30	Mar 31
Selected Income Statement Data	2010	2009	2009	2009	2009

Interest Income	$33,096	$34,194	$33,839	$33,910	$34,636
Interest Expense	4,910	5,129	5,193	5,731	6,251
Net Interest Income	28,186	29,065	28,646	28,179	28,385
Provision for Loan Losses	5,582	7,082	2,732	11,527	2,965
Non Interest Income	2,793	2,666	3,341	1,837	2,650
Non Interest Expense	18,454	17,122	18,931	19,639	18,449
Income Before Income Taxes	6,943	7,527	10,324	(1,150)	9,621
Income Taxes	2,088	2,315	3,426	(1,460)	3,029

Net Income	$4,855	$5,212	$6,898	$310	$6,592

Diluted Earnings Per Share (1) $0.30 $0.34 $0.58 $0.03 $0.55

(1)	Share and per share amounts for September 2009, June 2009 and March 2009 have been restated to reflect the effects of the 10% stock dividend issued in December 2009.